Exhibit 10.46

STOCK BONUS AGREEMENT

This Stock Bonus Agreement (this “Agreement”) is entered into as of                         , 200  , between Dendreon Corporation, a Delaware corporation (the “Company”), and                              (“Participant”).

The Company desires to award a stock bonus to Participant under the Company’s 2000 Equity Incentive Plan, as amended (the “Plan”), and Participant desires to accept the award, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of Participant’s past services to the Company, and for such other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Stock Bonus Award. Subject to the terms and conditions of this Agreement, the Company hereby grants to Participant shares of the Company’s common stock pursuant to Section 8(a) of the Plan (the “Restricted Shares”). The Restricted Shares are subject to forfeiture to the Company as set forth in Section 2 below. The number of Restricted Shares subject to this Agreement may be adjusted from time to time for capitalization adjustments as set forth in Section 12 (a) of the Plan. The Award Date shall be .

2.	Forfeiture Restriction.

2.1	The Restricted Shares shall vest as follows:

Vesting Date	Number of Shares Vesting	Cumulative Number of Vested Shares
	25%	25%
	6.25%	31.25%
	6.25%	37.5%
	6.25%	43.75%
	6.25%	50%
	6.25%	56.25%
	6.25%	62.5%
	6.25%	68.75%
	6.25%	75%
	6.25%	81.25%
	6.25%	87.50%
	6.25%	93.75%
	6.25%	100%

2.2	Except as provided in Section 2.3 or in a Participant’s employment agreement with the Company, if Participant’s Continuous Service (as defined in the Plan) terminates for any reason or for no reason, with or without cause any unvested Restricted Shares shall be forfeited to the Company.

2.3	All of the Restricted Shares may immediately vest, at the discretion of the Board of Directors, if Participant’s Continuous Services is terminated for reasons other than “Cause.” For purposes of this Agreement “Cause” means Participant’s continued neglect or failure to perform his/her duties and responsibilities satisfactorily, after written notice thereof; willful misconduct by Participant with respect to his/her responsibilities; conduct which is materially injurious (monetarily or otherwise) to the Company, including without limitation, misuse of the Company’s funds or property; unethical business practices or dishonesty related to the Company’s business; any other material breach by Participant of any noncompetition, nondisclosure and/or invention agreement with the Company; conviction of a felony or misdemeanor involving moral turpitude; or any similar or related act or failure to act by Participant which is materially adversely injurious to the Company.

3.	Restriction on Transfer. Participant shall not sell, assign, pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 3 shall be null and void. The Company will not be required (a) to transfer on its books any Restricted Shares that have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as the owner of such Restricted Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Restricted Shares purport to have been so transferred.

4.	Tax Withholding.

4.1	If Participant makes a timely election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), Participant acknowledges that, as of [grant date], the value of the Restricted Shares will be treated as ordinary compensation income for federal and (if applicable) state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount.

4.2

If Participant does not make a timely election under Section 83(b) of the Code, Participant acknowledges that, at the time the Restricted Shares vest, the value of such vested Restricted Shares will be treated as ordinary compensation income for federal and (if applicable) state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount. Promptly following each vesting date, the Company will notify Participant of the required withholding amount. Within ten days of such notice, Participant shall pay to the

Company the required withholding amount in cash or, at the election of Participant, by surrendering to the Company for cancellation Restricted Shares or other shares of the Company’s common stock valued at the closing market price for the Company’s common stock on the last trading day preceding the date of Participant’s election to surrender such shares.

4.3	Participant acknowledges having reviewed with his/her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for his/her own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Participant understands that Section 83 of the Code taxes as ordinary income to him/her the fair market value of the shares of common stock as of the date any restrictions on the shares lapse.

5.	Rights in Shares. Upon the execution and delivery of this Agreement, the award of the Restricted Shares shall be completed and Participant shall be the owner of the Restricted Shares with all voting and other rights of a shareholder, except as limited by this Agreement. Participant acknowledges and agrees that any such Restricted Shares may be held in book entry form directly registered with the transfer agent or in such other form as the Company may determine. Upon any forfeiture of the Restricted Shares covered by this Agreement, the Company shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by Participant. Upon any failure of Participant to pay required withholding under Section 5, the Company shall have the right to cancel vested Restricted Shares with a value equal to the required withholding amount without any further action by Participant.

6.	Stock Legend. Any stock certificates for unvested shares issued under this Agreement shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK BONUS AGREEMENT BETWEEN THE REGISTERED OWNER AND DENDREON CORPORATION WHICH RESTRICTS THE TRANSFERABILITY OF THE SHARES. A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF DENDREON CORPORATION.

7.	Termination. This Agreement will terminate on the earlier of (i) the date any unvested Restricted Shares are forfeited under Section 2 or (ii) the date all Restricted Shares become vested under Section 2.

8.

No Employment Agreement. Nothing in this Agreement shall confer upon Participant any right to be employed by the Company or to continue to provide services to the Company, or affect in any manner the right or power of the

Company, or a parent or subsidiary of the Company, to terminate Participant’s service as an employee of the Company at any time for any reason, with or without cause.

9.	Miscellaneous.

9.1	Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.2	Enforcement. Each of the Company and Participant acknowledges that the other party may suffer irreparable harm if either party fails to comply with this Agreement, and that monetary damages will be inadequate to compensate the parties for such failure. Accordingly, the parties agree that this Agreement may be enforced by specific performance or other injunctive relief, in addition to any other remedies available at law or in equity.

9.3	Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon Participant’s heirs, executors, administrators, successors and assigns.

9.4	Applicable Law. This Agreement shall be governed by the law of the State of Washington, without giving effect to conflict of law considerations. In no event shall punitive or exemplary damages or attorney’s fees be awardable.

9.5	Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Participant at the address of Participant in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

9.6	Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire agreement of the parties with regard to the subject hereof and may be amended only by the written consent of the Company and Participant. No waiver of any provision of this Agreement will be effective unless in writing and signed by the waiving party.

9.7	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DENDREON CORPORATION

By

PARTICIPANT